Filed pursuant to Rule 433
Registration Nos. 333-157386 and 333-157386-01

Reverse Convertible Notes Based upon the Worst-Performing Shares of Starwood

Hotels & Resorts Worldwide, Inc. and United States Steel Corporation Due 2011

Final Term Sheet

March 3, 2011

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Ratings:	The Issuer’s senior debt is currently rated A3 / P-1, Negative Outlook (Moody’s), A / A-1, Negative Outlook (S&P) and A+ / F1+, Rating Watch Negative (Fitch), based on the guarantee by Citigroup Inc. The Rating and Outlook are subject to change during the term of the Notes.

Offering:	Reverse Convertible Notes based upon the worst performing shares of Starwood Hotels and Resorts Worldwide, Inc. and United States Steel Corporation

Issue Size:	2,500,000 USD

Trade Date:	March 3, 2011

Issue Date:	March 10, 2011

Final Valuation Date:	September 6, 2011

Maturity Date:	September 13, 2011

Currency:	United States Dollars (“USD”)

Public Offer Price:	100.00%

Underwriting Discount:	0.75%

Proceeds to Citigroup Funding Inc.	99.25%

Underlying Shares:	The Common Stock of: Starwood Hotels and Resorts Worldwide, Inc. (Bloomberg Symbol: “HOT UN”) United States Steel Corporation. (Bloomberg Symbol: “X UN”)

Citigroup Funding Inc., the Issuer, and Citigroup Inc., the Guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free

1-877-858-5407.

Initial Share Level:	For each Underlying, an intra day level of that Underlying Share on the Trade Date

Underlying Shares	Initial Share Level

Starwood Hotels and Resorts Worldwide, Inc.	60.45

United States Steel Corporation	56.79

Knock-In Level:	For each Underlying, the Knock-in Level is equal to 65% of the respective Initial Share Level (rounded to the nearest 2 decimals).

Underlying Shares	Knock-in Level

Starwood Hotels and Resorts Worldwide, Inc.	39.29

United States Steel Corporation	36.91

Knock-In Event:	If on the Final Valuation Date, the Official Closing Level of any of the shares is below its Knock-In Level, a Knock-In Event is triggered.

Final Share Level:	For each Underlying, the Official Closing Level of that Underlying on the Final Valuation Date:

Underlying Shares	Final Share Level

Starwood Hotels and Resorts Worldwide, Inc.	TBD

United States Steel Corporation	TBD

Worst Performing Underlying:	On the Final Valuation Date, the Underlying having the lowest performance as measured by the percentage change from the Initial Share Level to its respective Final Share Level.

Coupon:	2.85% payable on the 2nd of every third month after the Issue Date beginning June 3, 2011, USD 28.50 per USD 1,000 Note (11.40% per annum, based on 30/360 day convention)

Payment at Maturity:

(i) If a Knock-In Event has been triggered on the Final Valuation Date, then a fixed number of shares of the Worst Performing Underlying equal to its respective Exchange Ratio (or the cash value of those shares, if elected by the holder), or

(ii) USD $1,000 per Note.

Exchange Ratio:	For each Underlying Share, the number of shares per note equal to USD 1,000 divided by the respective Initial Share Level, any fractional amount of shares will be paid in cash

Underlying Shares	Exchange Ratio

Starwood Hotels and Resorts Worldwide, Inc.	16.54

United States Steel Corporation	17.61

Official Closing Level:	The closing value of each Underlying Share published by the Price Source on any given day.

Exchange Listing:	None. The Notes will not be listed on any securities exchange.

Price Source:	Bloomberg Pages: HOT UN <equity> and X UN <equity>

Form and Denominations:	Registered Medium Term Notes in minimum denominations of USD $1,000 and in increments of USD $1,000 thereafter

Citigroup Funding Inc., the Issuer, and Citigroup Inc., the Guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free

1-877-858-5407.

Minimum Investment Amount:	USD $1,000

Underlying Share Exchange:	NYSE

Business Days:	New York Following Business Day Convention

Calculation Agent:	CGMI – Citigroup Global Markets Inc.

Clearing and Settlement:	DTC / Clearstream

CUSIP Code:	1730T0LY3

ISIN Code:	US1730T0LY37

Tax:	As per the final Pricing Supplement

Fees and Conflicts:

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $7.50 for each $1,000 Note sold in this offering. Certain dealers, including broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $7.50 from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the Registered Representatives of Citigroup Global Markets a sales commission of $7.50 for each Note they sell.

Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in one or more of the Basket Currencies or in other instruments, such as options, swaps or futures, based upon one or more of the relevant exchange rates or the Basket Currencies, by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

Disrupted Days, Market Disruption Events and Adjustments:

Certain events may prevent the Calculation Agent from calculating the Official Closing Level on any Valuation Date, or calculating the amount, if any, that we will pay to you in respect of a Valuation Date or at maturity of the Notes. These events may include disruptions, suspensions or material limitation(s) of trading in the Underlying Share or the markets as a whole. We refer to any such occurrence as “Disrupted Day” or “Market Disruption Event”. The Calculation Agent, in its sole discretion, determines whether or not any such Disrupted Day or Market Disruption Event has occurred. Additional provisions regarding Disrupted Days, Market Disruptions Events and related adjustments are more fully set out in the final Pricing Supplement.

Citigroup Funding Inc., the Issuer, and Citigroup Inc., the Guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free

1-877-858-5407.

3